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EXHIBIT 99.1


    Consumer Portfolio Services Inc. Announces $137.5 Million Securitization

IRVINE, Calif.--(BUSINESS WIRE)--April 1, 2005--Consumer Portfolio Services, Inc. (Nasdaq: CPSS - News) announced that it closed a term securitization transaction on March 31, 2005, issuing $125.1 million of Notes backed by automotive receivables.

In the transaction, qualified institutional buyers purchased $125,124,000 of Notes backed by automotive receivables originated by Consumer Portfolio Services. The Notes, issued by CPS Auto Receivables Trust 2005-A, consist of two classes. The ratings of the Notes were provided by Standard & Poor's and Moody's Investors Services and were based on the structure of the transaction, CPS's experience as a servicer and a financial guaranty insurance policy issued by Financial Security Assurance Inc.

                                                         Standard &
 Note                   Interest     Average               Poor's    Moody's
 Class      Amount        Rate        Life        Price    Rating    Rating
----------------------------------------------------------------------------
  A-1   $85.454 million   3.97%     1.00 years    99.998    AAA        Aaa
  A-2   $39.670 million   4.78%     3.25 years    99.991    AAA        Aaa

The weighted average effective coupon on the Class A-1 and A-2 Notes is approximately 4.45%.

The 2005-A transaction has initial credit enhancement consisting of a cash deposit and reinsurance in the amount of 7.00% of the original receivable pool balance plus a subordinated interest. That enhancement level is to be supplemented by accelerated payment of principal on the Notes to reach a combined level of 22.25% of the then-outstanding receivable pool balance.

The transaction utilized a pre-funding structure, in which CPS sold approximately $81.8 million of receivables on the 31st, and plans to sell approximately $55.7 million of additional receivables during April 2005. This further sale is intended to provide CPS with financing for receivables originated primarily in the month of March.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services purchases, sells and services retail installment sales contracts originated predominantly by franchised dealers for new and late model used cars. The company finances automobile purchases through dealers under contract across the United States.

CONTACT:
Investors:

Charles E. Bradley
Consumer Portfolio Services
949-753-6800